Exhibit 3.1
ARTICLES OF INCORPORATION
OF
MIDLAND STATES BANCORP, INC.
1.Corporate Name: Midland States Bancorp, Inc.
2.Initial Registered Agent:    Douglas J. Tucker
Initial Registered Office:    133 W. Jefferson Avenue, Effingham, IL 62401
                Effingham County
3.Purpose or purposes for which the corporation is organized: The transaction of any or all lawful businesses for which corporations may be incorporated under the Illinois Business Corporation Act.
Article 4
AUTHORIZED STOCK
Section 4.1  Authorized Shares.  The aggregate number of shares of stock which the corporation shall have authority to issue is Forty-Four Million (44,000,000) shares of stock, consisting of Thirty-Five Million (35,000,000) shares of Common Stock, par value of $0.01 per share, Five Million (5,000,000) shares of Non-Voting Common Stock, par value of $0.01 per share, and Four Million (4,000,000) shares of Preferred Stock, par value of $2.00.
Section 4.2  Common Stock.  Except as otherwise provided in any resolution or resolutions adopted by the board of directors providing for the issuance of a class of Common Stock, the Common Stock shall: (a) have the exclusive voting power of the corporation, (b) entitle the holders thereof to one vote per share at all meetings of the shareholders of the corporation, (c) entitle the holders to share ratably, without preference over any other shares of the corporation, in all assets of the corporation in the event of any dissolution, liquidation or winding up of the corporation, and (d) entitle the record holders thereof on such record dates as are determined, from time to time by the board of directors, to receive such dividends, if any, if, as and when declared by the board of directors.
Section 4.3  Non-Voting Common Stock.  Except as otherwise provided in any resolution or resolutions adopted by the board of directors providing for the issuance of an additional class of Non-Voting Common Stock, shares of the Non-Voting Common Stock shall for all purposes be treated as shares of Common Stock and entitle the holders thereof to any and all rights and privileges afforded to holders of Common Stock; provided, however, that holders of Non-Voting Common Stock shall not be entitled to vote on any matter presented to the shareholders of the corporation for their action or consideration.
Section 4.4  Preferred Stock.  The shares of Preferred Stock may be issued from time to time in one or more series. The board of directors of this corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

Exhibit 3.1
Section 4.5  No Pre-emptive Rights.  No holder of any class of shares of the corporation shall, as such holder, have any preemptive or preferential right to: (a) purchase or subscribe to any shares of any class of stock of the corporation, whether now or hereafter authorized, whether unissued or in treasury; or (b) purchase any obligations convertible into shares of any class of stock of the corporation, in either case which at any time may be proposed to be issued by the corporation or subjected to rights or options to purchase granted by the corporation.
Section 4.6  Unclaimed Dividends.  Any and all right, title, interest and claim in or to any dividends declared by the corporation, whether in cash, stock, or otherwise, which are unclaimed by the shareholder entitled thereto for a period of five (5) years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositaries shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.”
Article 5
BOARD OF DIRECTORS
Section 5.1. Size; Qualifications. The business and affairs of the corporation shall be managed by or under the direction of the board of directors, which shall consist of no fewer than seven (7) and no greater than thirteen (13) persons, as fixed from time to time by resolution of not less than two-thirds of the number of directors which immediately prior to such proposed change had been fixed, in the manner prescribed herein, by the board of directors of the corporation, provided, however, that the number of directors shall not be reduced as to shorten the term of any director at the time in office. Directors need not be residents of the State of Illinois and need not be shareholders of the corporation.
Section 5.2 Powers. In addition to the powers and authority expressly conferred upon them by statute or by these Articles of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation.
Section 5.3 Classification of Board of Directors. The directors of the corporation shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as the then total number of directors constituting the entire board of directors permits with the term of office of one class expiring each year. Directors of Class I shall hold office for an initial term expiring at the 2011 annual meeting, directors of Class II shall hold office for an initial term expiring at the 2012 annual meeting and directors of Class III shall hold office for an initial term expiring at the 2013 annual meeting. At each annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the board of directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the board of directors, acting by not less than two-thirds of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible.
Section 5.4 Quorum. The greater of: (a) a majority of the directors at any time in office; and (b) one-third of the number of directors fixed pursuant to paragraph Section 5.1 of this Article shall constitute a quorum of the board of directors. If at any meeting of the board of directors there shall be less than such a quorum, a majority of the directors present may adjourn

Exhibit 3.1
the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
Section 5.5 Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the board of directors unless a greater number is required by law or by these articles of incorporation.
Section 5.6 Resignation and Removal of Directors. A director may resign at any time upon written notice to the board of directors. Notwithstanding any other provisions of these articles of incorporation or the bylaws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these articles of incorporation or the bylaws of the corporation), any director or the entire board of directors of the corporation may be removed at any time, but only for “cause” as defined below, and only by the affirmative vote of the holders of not less than 70% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at an annual meeting of shareholders or at a meeting of the shareholders for which the notice of the meeting names the director or directors to be removed at said meeting. For the purposes of removal of a director, “cause” shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or willful misconduct in the performance of such director’s duty to the Corporation and such adjudication is no longer subject to direct appeal.
Section 5.7 No Cumulative Voting. There shall be no cumulative voting for directors of the corporation.
Section 5.8 No Written Ballots. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.
Article 6
BYLAWS
The bylaws may be amended, altered or repealed by resolution adopted by not less than two-thirds of the number of directors as may be fixed from time to time, in the manner prescribed herein, or in a manner otherwise provided in the bylaws.  The bylaws of the corporation may also be amended, altered or repealed by the shareholders of the corporation, provided, however, that such amendment, alteration or repeal is approved by the affirmative vote of the holders of not less than 70% of the outstanding shares of stock of the corporation then entitled to vote generally in the election of directors.
Article 7
AMENDMENTS
The corporation reserves the right to amend, alter, change or repeal any provision contained in these articles of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.
Article 8
INDEMNIFICATION
Subject to the limits of applicable federal and state banking law and regulation, the corporation shall indemnify each person who is or was a director or officer of the corporation and each person who serves or served at the request of the corporation as a director, officer or

Exhibit 3.1
partner of another enterprise in accordance with, and to the fullest extent authorized by, the Illinois Business Corporation Act, as the same now exists or may be hereafter amended.  No amendment to or repeal of this Article shall apply to or have any effect on the rights of any individual referred to in this Article for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.
Article 9
PERSONAL LIABILITY OF DIRECTORS
To the fullest extent permitted by the Illinois Business Corporation Act, as the same now exists or may be hereafter amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.  No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.  If the Illinois Business Corporation Act is amended or interpreted to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Illinois Business Corporation Act as so amended or interpreted.
Article 10
ADDITIONAL VOTING REQUIREMENTS
Section 10.1 Voting Requirements.  Except as otherwise expressly provided in Section 10.3 of this Article, and notwithstanding any other provision of these articles of incorporation:
(a)    any merger or consolidation of the corporation or of any Subsidiary with or into any other corporation;
(b)    any sale, lease, exchange or other disposition by the corporation or any Subsidiary of assets constituting all or substantially all of the assets of the corporation and its Subsidiaries taken as a whole to or with any other corporation, person or other entity in a single transaction or a series of related transactions;
(c)    the amendment, alteration, change or repeal of these articles of incorporation; and
(d)    the voluntary dissolution of the corporation;
shall require the affirmative vote of the holders of shares having at least 70% of the voting power of all outstanding stock of the corporation entitled to vote thereon.  Such affirmative vote shall be required notwithstanding the fact that no vote or a lesser vote may be required, or that some lesser percentage may be specified, by law or otherwise in these articles of incorporation or by the bylaws of the corporation.
Section 10.2 Subsidiary.  For purposes of this Article, the term “Subsidiary” means any entity in which the corporation beneficially owns, directly or indirectly, more than 75% of the outstanding voting stock.  The phrase “voting security” as used in Section 10.1 of this Article shall mean any security which is (or upon the happening of any event, would be) entitled to vote for the election of directors, and any security convertible, with or without consideration into such security or carrying any warrant or right to subscribe to or purchase such a security.

Exhibit 3.1
Section 10.3  Exceptions.  Notwithstanding anything contained in this Article or applicable law to the contrary, any action or transaction described in Section 10.1 of this Article that is:
(a)    approved at any time prior to its consummation by resolution adopted by not less than two-thirds of the number of directors as may be fixed from time to time, in the manner prescribed herein, by the board of directors of the corporation; or
(b)    with any entity of which a majority of all of the classes of equity is owned of record or beneficially by the corporation; or
(c)    a merger with another entity which may be authorized without action by the shareholders of the corporation to the extent and in the manner permitted from time to time by the law of the State of Illinois;
shall only require the affirmative vote of the holders of at least a majority of the voting power of all outstanding stock of the corporation entitled to vote thereon.
Section 10.4  Construction.  The interpretation, construction and application of any provision or provisions of this Article and the determination of any facts in connection with the application of this Article, shall be made by not less than two-thirds of the number of directors as may be fixed from time to time, in the manner prescribed herein, by the board of directors of the corporation.  Any such interpretation, construction, application or determination, when made in good faith, shall be conclusive and binding for all purposes of this Article.
Article 11
BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS
To the extent not already applicable to the corporation, the provisions of Section 7.85 of the Illinois Business Corporation act, as the same now exists or may hereafter be amended or as such Section 7.85 may hereafter be renumbered or recodified, will be deemed to apply to the corporation, and the corporation shall be subject to all of the restrictions set forth in such Section 7.85.
Article 12
SHAREHOLDERS’ ACTION
Any action required or permitted to be taken by the holders of capital stock of the corporation must be effected at a duly called annual or special meeting of the holders of capital stock of the corporation and may not be effected by any consent in writing by such holders.
Article 13
NON-SHAREHOLDER INTERESTS
In connection with the exercise of its judgment in determining what is in the best interests of this Corporation and its shareholders when evaluating a proposal by another person or persons to make a tender or exchange offer for any equity security of this Corporation or any subsidiary, to merge or consolidate with this corporation or any subsidiary or to purchase or otherwise acquire all or substantially all of the assets of this Corporation or any subsidiary, the board of directors of this Corporation may consider all of the following factors and any other factors which it deems relevant:  (i) the adequacy of the amount to be paid in connection with any such transaction; (ii) the social and economic effects of the transaction on the Corporation and its subsidiaries and the other elements of the communities in which the Corporation or its subsidiaries operate or are located; (iii) the business and financial condition and earnings

Exhibit 3.1
prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; (iv) the competence, experience, and integrity of the acquiring person or persons and its or their management; and (v) any antitrust or other legal or regulatory issues which may be raised by any such transaction.

Exhibit 3.1

Statement of Resolution Establishing Series
of
7.750% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A
of
Midland States Bancorp, Inc.
Pursuant to and in accordance with Section 6.10 of the Illinois Business Corporation Act of 1983, the undersigned corporation made the following statement:
Article 1
The name of the corporation is Midland States Bancorp, Inc. (the “Corporation”).
Article 2
Pursuant to the authority vested in the board of directors of the Corporation (the “Board”) in accordance with the provisions of the Articles of Incorporation of the Corporation (the “Articles”), the following resolutions were adopted on August 17, 2022 creating a series of 115,000 shares of non-cumulative perpetual preferred stock designated as “Series A Preferred Stock”:
Resolved, that pursuant to the authority vested in the Board in accordance with the provisions of the Articles, a series of preferred stock of the Corporation is hereby created, such series to be known as Series A Preferred Stock, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:
1. Definitions. The following terms used herein shall be defined as set forth below:
“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.
“Board” means the board of directors of the Corporation.
“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the State of Illinois.
“Bylaws” means the Bylaws of the Corporation, as they may be amended or restated from time to time.
“Calculation Agent” means such bank or other entity (which may be the Corporation or an affiliate of the Corporation) as may be appointed by the Corporation to act as Calculation Agent for the Series A Preferred Stock, including any successor calculation agent duly appointed by the Corporation.
“Articles of Incorporation” means Articles of Incorporation of the Corporation, as amended by the Statement of Resolution, and as it may be amended or restated from time to time.

Exhibit 3.1
“Common Stock” means the common stock, $0.01 par value per share, of the Corporation.
“Corporation” means Midland States Bancorp, Inc.
“First Reset Date” means September 30, 2027.
“Five-Year Treasury Rate” means, for any Reset Period commencing on or after the First Reset Date, the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days immediately preceding the Reset Dividend Determination Date for such Reset Period, appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve as of 5:00 p.m. (Eastern Time) as of such Reset Dividend Determination Date, as determined by the Calculation Agent in its sole discretion; provided that if no such calculation can be determined as described above, then: (i) if the Calculation Agent determines that the treasury rate has not been discontinued, then the Calculation Agent will use for such Reset Period a substitute base rate that it has determined is most comparable to the treasury rate; or (ii) if the Calculation Agent determines that the treasury rate has been discontinued, then the Calculation Agent will use for such Reset Period and each successive Reset Period a substitute or successor base rate that it has determined is most comparable to the treasury rate; provided, in the case of this clause (ii), that, if the Calculation Agent determines there is an industry-accepted successor base rate to the treasury rate, then the Calculation Agent shall use such successor base rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with clause (ii), above, but no calculation with respect to such substitute or successor base rate can be determined as of any subsequent Reset Dividend Determination Date, then a new substitute or successor base rate shall be determined as set forth in clause (i) or clause (ii), above, as applicable, as if the previously-determined substitute or successor base rate was the treasury rate. If the Calculation Agent has determined a substitute or successor base rate, then the Calculation Agent will apply any technical, administrative or operational changes that the Corporation determines (including changes to the definitions of “Series A Dividend Period”, “Reset Period”, “Reset Date” and “Reset Dividend Determination Date”, timing and frequency of determining rates with respect to each Reset Period and making payments of dividends, rounding of amounts or tenors, and other administrative matters) for calculating such substitute or successor base rate in a manner that is consistent with market practice for such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the treasury rate; provided that, if the Corporation decides that adoption of any portion of such market practice is not administratively feasible or if the Corporation determines that no market practice for use of the substitute or successor base rate exists, the Calculation Agent will apply any such changes for calculating such substitute or successor base rate in such other manner as the Corporation determines is reasonably necessary. The Five-Year Treasury Rate shall be determined by the Calculation Agent on the Reset Dividend Determination Date. If the Five-Year Treasury Rate for any Series A Dividend Period cannot be determined pursuant to the methods described in clauses (i) and (ii) above, the dividend rate for such Series A Dividend Period shall be the same as the dividend rate determined for the immediately preceding Series A Dividend Period.
“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.
“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, shall not be adjusted for Business Days.

Exhibit 3.1
“Reset Dividend Determination Date” means, in respect of any Reset Period, the third Business Day immediately preceding the beginning of such Reset Period.
“Reset Period” means the period from, and including, the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.
“Series A Preferred Stock” shall have the meaning set forth in Section 2 of this Certificate of Designation.
“Voting Preferred Stock” means, with regard to any election or removal of a Preferred Stock Director (as defined in Section 7(b) below) or any other matter as to which the holders of Series A Preferred Stock are entitled to vote as specified in Section 7 of this Certificate of Designation, any and all other series of Preferred Stock (other than Series A Preferred Stock) that rank equally with Series A Preferred Stock as to the payment of dividends and upon which like voting rights have been conferred and are exercisable with respect to such matter.
2. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock, a series of Preferred Stock designated as the “7.750% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A” (hereinafter called “Series A Preferred Stock”); the authorized number of shares that shall constitute such series shall be 115,000 shares, par value $2.00 per share; and such shares shall have a liquidation preference of $1,000 per share. The number of shares constituting the Series A Preferred Stock may be increased from time to time by resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law up to the maximum number of shares of Preferred Stock authorized to be issued under the Articles of Incorporation (as then in effect) less all shares at the time authorized of any other series of Preferred Stock or decreased from time to time by a resolution of the Board or a duly authorized committee of the Board in accordance with the Articles of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law but not below the number of shares of Series A Preferred Stock then outstanding. Shares of Series A Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding Series A Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of the Preferred Stock, undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series A Preferred Stock. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock.
3. Ranking. The shares of Series A Preferred Stock shall rank:
(a) senior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to the Common Stock and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series A Preferred Stock or senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series A Junior Securities”);
(b) on a parity, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, with any class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks pari passu with the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be (collectively, “Series A Parity Securities”); and

Exhibit 3.1
(c) junior, as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, to any other class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, expressly provides that such class or series ranks senior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution, and winding-up of the Corporation, as the case may be.
The Corporation may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities from time to time without the consent of the holders of the Series A Preferred Stock.
4. Dividends.
(a) Holders of Series A Preferred Stock shall be entitled to receive, only when, as, and if declared by the Board or a duly authorized committee of the Board, on each Series A Dividend Payment Date (as defined below), out of assets legally available for the payment of dividends thereof, non-cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock of $1,000 per share. Dividends on each share of Series A Preferred Stock shall accrue at a rate equal to (i) 7.750% per annum on the liquidation preference of $1,000 per share from the original issue date to, but excluding, the First Reset Date and (ii) from, and including, the First Reset Date, during each Reset Period, a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Date, plus 4.713% on the liquidation preference of $1,000 per share. If the Corporation issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date for the initial issuance of shares of Series A Preferred Stock or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.
(b) If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series A Preferred Stock quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2022, each such day a “Series A Dividend Payment Date”; provided, however, that if any such Series A Dividend Payment Date is not a Business Day, then such date shall nevertheless be a Series A Dividend Payment Date but dividends on the Series A Preferred Stock shall be paid on the next succeeding Business Day (without interest or any other adjustment to the amount of dividends paid in respect of such delayed payment).
(c) Dividends will be payable to holders of record of Series A Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Series A Dividend Payment Date, or such other record date, not less than 10 calendar days nor more than 30 calendar days before the applicable Series A Dividend Payment Date, as such record date (the “Dividend Record Date”) shall be fixed by the Board or a duly authorized committee of the Board. Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.
(d) A “Series A Dividend Period” is the period from and including a Series A Dividend Payment Date to, but excluding, the next succeeding Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the original issue date of Series A Preferred Stock and continue to but exclude December 30, 2022. Dividends payable on Series A Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from the calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series A Preferred Stock redeemed, unless the Corporation defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

Exhibit 3.1
(e) Dividends on the Series A Preferred Stock will not be cumulative and will not be mandatory. If the Board or a duly authorized committee of the Board does not declare a dividend, in full or otherwise, on the Series A Preferred Stock in respect of a Series A Dividend Period, then such unpaid dividends shall cease to accrue and shall not be payable on the applicable Series A Dividend Payment Date and shall not be cumulative, and the Corporation will have no obligation to pay (and the holders of the Series A Preferred Stock will have no right to receive) dividends accrued for such Series A Dividend Period after the Series A Dividend Payment Date for such Series A Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series A Dividend Period with respect to the Series A Preferred Stock, the Common Stock, or any other class or series of the Corporation’s Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not declared.
(f) Payments of cash for dividends will be delivered to holders or, if any interests in the Series A Preferred Stock are held through depositary shares, through the processes set by DTC.
(g) Notwithstanding any other provision hereof, dividends on the Series A Preferred Stock shall not be declared, paid, or set aside for payment to the extent such act would cause the Corporation to fail to comply with the laws and regulations applicable to it, including applicable capital adequacy rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) or, as and if applicable, the capital adequacy rules or regulations of any Appropriate Federal Banking Agency.
(h) So long as any share of Series A Preferred Stock remains outstanding:
(i) no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities, other than (1) a dividend payable on Series A Junior Securities in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock or is other Series A Junior Securities or (2) any dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan;
(ii) no shares of Series A Junior Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) as a result of a reclassification of Series A Junior Securities for or into other Series A Junior Securities, (2) the exchange or conversion of one share of Series A Junior Securities for or into another share of Series A Junior Securities, (3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Junior Securities, (4) purchases, redemptions, or other acquisitions of shares of Series A Junior Securities in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (5) purchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the most recently completed Series A Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Series A Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (7) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series A Junior Stock for the beneficial ownership of any other persons (other than for the beneficial ownership of the Corporation or any of the Corporation’s subsidiaries), including as trustees or

Exhibit 3.1
custodians; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such Series A Junior Securities by the Corporation; and
(iii) no shares of Series A Parity Securities shall be repurchased, redeemed, or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities, if any, (2) as a result of a reclassification of Series A Parity Securities for or into other Series A Parity Securities, (3) the exchange or conversion of one share of Series A Parity Securities or Series A Junior Securities for or into another share of Series A Parity Securities, (4) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series A Parity Securities, (5) purchases of shares of Series A Parity Securities pursuant to a contractually binding requirement to buy Series A Parity Securities existing prior to the most recently completed Series A Dividend Period, including under a contractually binding stock repurchase plan, (6) the purchase of fractional interests in shares of Series A Parity Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (7) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Series A Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership of the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation;
unless, in each case, the full dividends for the most recently completed Series A Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). Nothing in sub-sections (h)(ii) or (h)(iii) of this Section 4 shall restrict the ability of the Corporation or any affiliate of the Corporation to engage in any market-making transactions or purchases in connection with the distribution of securities in the ordinary course of business.
(i) When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any Series A Dividend Payment Date (or, in the case of Series A Parity Securities having dividend payment dates different from the Series A Dividend Payment Dates, on a dividend payment date falling within a Series A Dividend Period) in full upon the Series A Preferred Stock and any shares of Series A Parity Securities, all dividends declared on the Series A Preferred Stock and all such Series A Parity Securities and payable on such Series A Dividend Payment Date (or, in the case of Series A Parity Securities having dividend payment dates different from the Series A Dividend Payment Dates, on a dividend payment date falling within the Series A Dividend Period related to such Series A Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series A Preferred Stock and all Series A Parity Securities payable on such Series A Dividend Payment Date (or, in the case of Series A Parity Securities having dividend payment dates different from the Series A Dividend Payment Dates, on a dividend payment date falling within the Series A Dividend Period related to such Series A Dividend Payment Date) bear to each other.
(j) Subject to the foregoing, and not otherwise, dividends (payable in cash, securities, or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any other class or series of capital stock ranking equally with or junior to Series A Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock shall not be entitled to participate in any such dividend.

Exhibit 3.1
Section 5. Liquidation.
(a) Upon any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any securities then outstanding ranking senior to or on parity with Series A Preferred Stock with respect to distributions of assets upon the liquidation, dissolution or winding-up of the Corporation, before any distribution or payment out of the assets of the Corporation is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus the per share amount of any declared and unpaid dividends on the Series A Preferred Stock prior to the payment of the liquidating distribution, without accumulation of any dividends that have not been declared prior to the payment of the liquidating distribution. After payment of the full amount of such liquidating distribution, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.
(b) In any such liquidating distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences (as defined below) in full to all holders of Series A Preferred Stock and all holders of any Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all Series A Parity Securities will be paid pro rata in accordance with the respective aggregate liquidation preferences owed to those holders. In any such distribution, the “liquidation preference” of any holder of Series A Preferred Stock or any Series A Parity Securities means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Corporation’s assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).
(c) If the liquidation preference has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Corporation’s Series A Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.
(d) For purposes of this Section 5, neither the sale, conveyance, exchange, or transfer of all or substantially all of the assets or business of the Corporation for cash, securities, or other property, nor the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities, or property for their shares, shall constitute a liquidation, dissolution, or winding-up of the Corporation.
Section 6. Redemption.
(a) The Series A Preferred Stock is perpetual and has no maturity date. The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provision. Except for the redemption upon the occurrence of a Regulatory Capital Treatment Event (as defined below), as described below, the Series A Preferred Stock is not redeemable prior to the First Reset Date. On and after the First Reset Date, shares of the Series A Preferred Stock then outstanding will be redeemable at the option of the Corporation, in whole or in part, from time to time, on any Series A Dividend Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to, but excluding, the date of redemption. Holders of the Series A Preferred Stock will have no right to require the redemption or repurchase of Series A Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory

Exhibit 3.1
Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series A Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, upon notice given as provided in sub-section (b) below. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the record date for a Series A Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Series A Dividend Payment Date as provided in Section 4(c) above. In all cases, the Corporation may not redeem shares of the Series A Preferred Stock without having received the prior approval of the Federal Reserve or any Appropriate Federal Banking Agency if then required under capital rules or guidelines applicable to the Corporation.
A “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, clarification of, or change in, the laws, rules, or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock; (ii) any proposed change in those laws, rules, or regulations that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of $1,000 per share of the Series A Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines, rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules, guidelines or regulations of any successor Appropriate Federal Banking Agency), as then in effect and applicable, for so long as any share of the Series A Preferred Stock is outstanding.
(b) If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be given to the holders of record of Series A Preferred Stock to be redeemed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the Corporation’s stock register not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the shares of Series A Preferred Stock or the depositary shares representing Series A Preferred Stock, if any, are held in book-entry form through The Depository Trust Corporation (“DTC”), the Corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares are to be redeemed, the number of such shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock; such shares of Series A Preferred Stock shall no longer be deemed outstanding; and all rights of the holders of such shares will terminate, except the right to receive the redemption price described in sub-section (a) above, without interest.

Exhibit 3.1
(c) In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (1) pro rata from the holders of record of the Series A Preferred Stock in proportion to the number of shares of the Series A Preferred Stock held by such holders, (2) by lot, or (3) in such other manner as the Corporation may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock, or the depositary shares representing Series A Preferred Stock, if any, is listed.
Subject to the provisions hereof, the Board (or a duly authorized committee of the Board) shall have full power and authority to prescribe the terms and conditions on which shares of the Series A Preferred Stock shall be redeemed from time to time. If the Corporation shall have issued certificates for the Series A Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates shall be issued representing the unredeemed shares without charge to the holders thereof.
Section 7. Voting Rights.
(a) Except as provided below or as expressly required by law, the holders of shares of Series A Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock of the Corporation, and shall not be entitled to call a meeting of the holders of any series or class of shares of capital stock of the Corporation for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock. Each holder of Series A Preferred Stock shall have one vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote.
(b) If and whenever dividends on any shares of the Series A Preferred Stock or any shares of Voting Preferred Stock shall not have been declared and paid for at least six Series A Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board shall automatically be increased by two and the holders of the Series A Preferred Stock, together with the holders of all outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to elect two additional directors (the “Preferred Stock Directors”) to the Board of the Corporation, provided that the Board shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Preferred Stock are entitled to elect pursuant to like voting rights) and provided, further, that the election of any Preferred Stock Directors shall not cause the Corporation to violate the corporate governance requirements of the Nasdaq Stock Market (or any other exchange on which the Corporation’s securities may be listed), including the requirements that listed companies must have a majority of independent directors.
In the event that the holders of the Series A Preferred Stock, and, if applicable, such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of any holder of record of Series A Preferred Stock or of any other series of Voting Preferred Stock then outstanding which have the right to exercise voting rights similar to those of the Series A Preferred Stock described above (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders of the Corporation at which the term of a preferred director would conclude. If, as of the date of election of any Preferred Stock Director, the Corporation’s board of directors shall then be divided into two or more classes, then such Preferred Stock Director shall be elected as a member of such class as may be selected by the

Exhibit 3.1
Corporation’s secretary. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series A Preferred Stock or any series of Voting Preferred Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 12 below, or as may otherwise be required by law.
When dividends have been paid (or declared and a sum sufficient for the payment of such dividends has been set aside for payment) on the Series A Preferred Stock and any Voting Preferred Stock for at least four consecutive quarterly Series A Dividend Periods after a Nonpayment Event, then the right of the holders of Series A Preferred Stock and Voting Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to re-vesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series A Preferred Stock and Voting Preferred Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall immediately terminate and the number of directors constituting the Board shall automatically be reduced by two.
Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of all of the outstanding shares of the Series A Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of all of the outstanding shares of the Series A Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class), in each case to serve until the next annual meeting of shareholders or, if the Corporation’s board of directors shall then be divided into two or more classes, for the term of a class of directors selected by the Corporation’s secretary; provided that the filling of any such vacancy shall not cause the Corporation to violate the corporate governance requirements of the Nasdaq Stock Market (or any other exchange on which the Corporation’s securities may be listed), including the requirements that listed companies must have a majority of independent directors. Any such vote of shareholders to remove, or to fill a vacancy in the office of, a Preferred Stock Director may be taken only at a special meeting of such shareholders, called as provided above for an initial election of Preferred Stock Director after a Nonpayment Event (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board for a vote. Each Preferred Stock Director elected at any special meeting of shareholders or by written consent of the other Preferred Stock Director shall hold office until the next annual meeting of the shareholders if such office shall not have previously terminated as above provided.
(c) So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the vote or consent of the holders of at least two-thirds of all of the shares of Series A Preferred Stock and Voting Preferred Stock at the time outstanding and entitled to vote thereon, voting together as a single class, shall be necessary for effecting or validating:
(i) Any amendment or alteration of the Articles of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

Exhibit 3.1
(ii) Any amendment, alteration or repeal of any provision of the Articles of Incorporation so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase the authorized amount of, any Series A Junior Securities or any Series A Parity Securities, or any securities convertible into or exchangeable for Series A Junior Securities or Series A Parity Securities will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of Series A Preferred Stock; or
(iii) Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (1) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (2) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized or issued Series A Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any Series A Parity Securities or Series A Junior Securities (whether dividends payable on such securities, if any, are cumulative or non-cumulative) will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series A Preferred Stock.
If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the Series A Preferred Stock and one or more but not all other series of Preferred Stock, then only the Series A Preferred Stock and such series of Preferred Stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a single class (in lieu of all other series of Preferred Stock).
(d) Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:
(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent; or
(ii) to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designation.
(e) No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 7(b), (c) or (d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper

Exhibit 3.1
notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.
(f) The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board (or any duly authorized committee of the Board), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, applicable law and the rules of any national securities exchange or other trading facility on which the Series A Preferred Stock, or the depositary shares representing Series A Preferred Stock, if any, is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series A Preferred Stock, Series A Parity Securities and/or Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series A Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation amounts of the shares voted or covered by the consent.
Section 8. No Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.
Section 9. No Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how any such securities may be designated, issued, or granted.
Section 10. Certificates. The Corporation may at its option issue shares of Series A Preferred Stock without certificates.
Section 11. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.
Section 12. Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Articles of Incorporation or Bylaws or by applicable law.
Section 13. No Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth in this Certificate of Designation, or the Articles of Incorporation, or as provided by applicable law.
Further Resolved, that the statements contained in the foregoing resolutions creating and designating the said issue of 7.750% Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the articles of incorporation, as amended, of Midland States Bancorp, Inc. pursuant to the provisions of the Illinois Business Corporation Act.

Exhibit 3.1

STATEMENT OF RESOLUTION ESTABLISHING SERIES
OF
SERIES G PREFERRED STOCK
OF
MIDLAND STATES BANCORP, INC.
Pursuant to and in accordance with Section 6.10 of the Illinois Business Corporation Act of 1983, the undersigned corporation made the following statement:
ARTICLE 1
The name of the corporation is Midland States Bancorp, Inc. (the “Company”).
ARTICLE 2
That pursuant to the authority vested in the board of directors of the Company (the “Board”) in accordance with the provisions of the Articles of Incorporation of the Company (the “Articles”), the Board on January 26, 2017, adopted the following resolution creating a series of 209 shares of preferred stock designated as “Series G Preferred Stock”:
RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Articles, a series of preferred stock of the Company is hereby created, such series to be known as Series G Preferred Stock, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:
1. DESIGNATION AND AMOUNT.  The Board has designated 209 shares of the Company’s authorized and unissued preferred stock as “Series G Preferred Stock,” has authorized such shares for issuance (the “Series G Preferred Stock”) and has determined that no further shares of Series G Preferred Stock shall be issued.
2. DIVIDENDS.
(a) The holders of record of the then outstanding shares of Series G Preferred Stock shall be entitled to receive when, as and if declared by the Board out of any funds legally available therefor, cumulative dividends at the annual rate of $60.00 per share payable in four equal cash payments on the 20th day (or if not a business day, as defined below, on the next business day thereafter) of April, July, October and January commencing on the first of such date after the issuance of the Series G Preferred Stock, provided, however, that any such quarterly cash payment shall be prorated with respect to any shares of Series G Preferred Stock that were outstanding less than the total number of days in the calendar quarter immediately preceding any such payment date. The amount of any such prorated cash payment shall be computed on the basis of the actual number of days in any calendar quarter during which such shares of Series G Preferred Stock were outstanding. Each such dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates, not less than 10 and not more than 60 days preceding the dividend payment date, as shall be fixed by the Board. No dividends, other than those payable solely in the Company’s common stock, $0.01 par value (“Common Stock”), shall be paid during any fiscal year of the Company with respect to shares of Common Stock or any other security issued by the Company other than Fixed Rate Non-Voting Perpetual Non-Cumulative Preferred Stock, Series H (the “Series H Preferred Stock”) until dividends in the total amount of $60.00 per share on Series G Preferred Stock shall have been

Exhibit 3.1
paid. Such dividends shall accrue on each share of Series G Preferred Stock from the date of issuance and from day to day thereafter, whether or not earned or declared. Notwithstanding the foregoing, such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency for any prior year and the amount owed in the current year shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the shares of Common Stock. A “business day” shall be deemed to be any day when trading of securities occurs on the New York Stock Exchange.
(b) Unless full dividends on Series G Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (i) no dividend whatsoever whether in cash, securities or other property (other than a dividend payable solely in shares of Common Stock) shall be paid or declared and set aside for payment, and no distribution shall be made, on any shares of Common Stock or other class of preferred stock authorized after the date hereof except for the Series H Preferred Stock; and (ii) no shares of Common Stock or other class of preferred stock authorized after the date hereof except the Series H Preferred Stock shall be purchased, redeemed or otherwise acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or other acquisition thereof without the approval of the holders of at least a majority of the then outstanding shares of Series G Preferred Stock.
(c) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 2(b), purchase or otherwise acquire such shares at such time and such manner.
3. REDEMPTION.
(a) Each issued and outstanding share of Series G Preferred Stock may be redeemed at the option of the holder or his or her estate for cash as set forth below at any time at a price of $1,000 per share, plus any accrued but unpaid dividends thereon whether or not declared, through the Redemption Date, as defined below (collectively, the “Redemption Price”).
(b) Before any holder of shares of Series G Preferred Stock shall be entitled to redeem any such shares for cash, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent of Series G Preferred Stock or Common Stock, with a written notice that he elects to redeem the same and shall state therein the number of shares of Series G Preferred Stock being redeemed for cash and the name or names to whom such payment shall be made. The date the Company receives such surrendered certificates and written notice shall be deemed to be the Redemption Date. Thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.
(c) If on the Redemption Date the Redemption Price is paid, then the dividends with respect to the shares of Series G Preferred Stock redeemed shall cease to accrue after the Redemption Date.
(d) Notwithstanding anything contained in this Section 3 to the contrary, the Company shall not be obligated to redeem for cash any shares of Series G Preferred Stock if such redemption would cause the Company to be in violation of any statute, rule, order, regulation or agreement to which the Company is a party relating to minimum capital requirements. The

Exhibit 3.1
Company shall use its best efforts promptly to remedy any such violation if the same has the effect of preventing the redemption of any shares of Series G Preferred Stock, and shall promptly complete the redemption of shares after such violation has been cured.
4. VOTING RIGHTS.
(a) The holders of each share of Series G Preferred Stock shall not be entitled to vote, except: (i) as required by law; and (ii) to approve the authorization or issuance of any shares of any class or series of stock which ranks senior or on a parity with, the Series G Preferred Stock in respect of dividends and distributions upon the dissolution, liquidation or winding up of the Company.
(b) Notwithstanding anything contained herein to the contrary, the holders of Series G Preferred Stock shall vote as a separate class when required by law and to approve the matters set forth in Section 4(a)(ii). In such circumstances, the affirmative vote of the holders of a majority (or such greater percentage as may be required by law or the Company’s articles of incorporation or bylaws) of the voting rights provided in this Section for the Series G Preferred Stock, voting separately as a class, shall be necessary to approve such proposed action by the holders of Series G Preferred Stock.
5. LIQUIDATION. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series G Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to shareholders, the amount of $1,000 per share, plus any dividends whether or not declared or due which have accrued thereon through the date of such distribution, but which remain unpaid, before any payment or distribution shall be made on shares of Common Stock or any other securities issued by the Company, except that holders of shares of Series G Preferred Stock shall share pro rata in any such payment or distribution with the holders of Series H Preferred Stock. In the event the assets of the Company available for distribution to the holders of shares of Series G Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 5, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series G Preferred Stock and Series H Preferred Stock. After the payment to the holders of the shares of Series G Preferred Stock of the full amounts provided for in this Section 5, the holders of shares of Series G Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.
FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said issue of Series G Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the articles of incorporation, as amended, of the Company pursuant to the provisions of the Illinois Business Corporation Act.